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PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(4)
To Prospectus Dated July 1, 1999                      Registration No. 333-80611

                                    LSI LOGIC

                                  $345,000,000

                              LSI Logic Corporation
                 4 1/4% Convertible Subordinated Notes due 2004
                           and Shares of Common Stock

     This prospectus supplement relates to the resale by the selling securityholders of 4 1/4% convertible subordinated notes due 2004 of LSI Logic Corporation and the shares of common stock, par value of $0.01 per share, of LSI Logic Corporation issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated July 1, 1999, and the prospectus supplements dated July 22, 1999, August 23, 1999, and October 4, 1999 which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                 Principal Amount                       Number of Shares
                                                     of Notes         Percentage of     of Common Stock      Percentage of
                                                Beneficially Owned        Notes         That May Be Sold      Common Stock
Name                                             That May Be Sold      Outstanding            (1)           Outstanding (2)
Allstate Insurance Company                       $  1,350,000               *                43,058                *

Boulder Capital, Inc.                              10,247,600              3.0%             326,846                *

Boulder II Limited                                  3,300,000               *               105,253                *

Goldman Sachs & Company                               300,000               *                 9,568                *

Merrill Lynch, Pierce, Fenner & Smith, Inc.           375,000               *                11,961                *

Onex Industrial Partners Limited                    9,800,000              2.8%             312,570                *

Pebble Capital, Inc.                                3,602,000              1.0%             114,885                *

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*    Less than 1%

(1) Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $31.353 per share; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 148,725,266 shares of common stock outstanding as of November 8, 1999, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.

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     The securities offered hereby involve a high degree of risk. See "Risk
Factors" beginning on page 7 of the prospectus.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
                 MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

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           The date of this Prospectus Supplement is November 9,1999.